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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING


                                                 Commission File Number 0-16416
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(Check One):

[ ] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  [X] Form 10-QSB  [ ] Form N-SAR

    For Period Ended:      April 30, 1996
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[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

    For the Transition Period Ended:
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    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                        PART I -- REGISTRANT INFORMATION



                        HOH WATER TECHNOLOGY CORPORATION
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                           Full Name of Registrant


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                          Former Name if Applicable


                Vista Grande, Suite A, Laguna Hills, CA 92653
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          Address of Principal Executive Office (Street and Number)


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                           City, State and Zip Code


                       PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rules 12b-25(b), the following should be completed. (Check box if appropriate)

        [X]     (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

        [ ]     (b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

        [ ]     (c)  The accountant's statement or other exhibit required by
                     Rule 12b-25(c) has been attached if applicable.
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                               PART III -- NARRATIVE

State below in reasonable detail the reasons why the form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (ATTACH EXTRA SHEETS IF NEEDED)

See Attachment 1


                          PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

            Catherine Patterson            714              770-9187
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                 (Name)                (Area Code)     (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                          [X] Yes   [ ] No
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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report of portion thereof?

                                                          [X] Yes   [ ] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                        HOH WATER TECHNOLOGY CORPORATION
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  June 13, 1996                        By  /s/ CATHERINE PATERSON
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                                               Catherine Paterson
                                               Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                   ATTENTION

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          Intentional misstatements or omissions of fact constitute
               Federal Criminal Violations (See 18 U.S.C. 1001)
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                                                (Attach Extra Sheets If Needed)
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                                  ATTACHMENT 1

The Company's Chief Financial Officer, who is solely responsible for preparing the financial information for the Form 10-QSB in question, has been unable to complete such information in a timely manner due to a death in the family. However, the Company expects to file the subject quarterly report on or before the fifteenth calendar day following the prescribed due date.